Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

SiVantage, Inc.

and

Tenon Medical, Inc.

dated as of

August 1, 2025

i

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 1, 2025, is entered into by and between SiVantage, Inc., a Delaware corporation (“Seller”), and Tenon Medical, Inc., a Delaware corporation (“Buyer”).

Recitals

WHEREAS, Seller is engaged in the business of developing, manufacturing, selling and distributing a product line related to sacropelvic fixation and fusion procedures, which consists of the SImmetry and SImmetry+ systems (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Ancillary Documents” means each of the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreements, and the Intellectual Property Assignments.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IP Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property, and (ii) claims and causes of action with respect to such Intellectual Property, accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Business IP Registrations” means all Business IP Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Seller in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash Payment” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Common Stock” means the Buyer’s common stock, par value $0.001 per share.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Deferred Cash Consideration” has the meaning set forth in Section 2.05(e).

“Deferred Exercise Payment” has the meaning set forth in Section 2.05(f).

“Deferred Milestone Payments” has the meaning set forth in Section 2.05(f).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Dollars” or “$” means the lawful currency of the United States.

“Employment Agreement(s)” means the Employment Agreement(s) to be entered into on the date hereof by and between Buyer and each of: (i) Wyatt Geist, and (ii) Nate Grawey.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure or exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Exercise Date” has the meaning set forth in Section 2.05(f).

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.05(g).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property, to which Seller is a party, beneficiary or otherwise bound, except for license agreements for commercially available off-the-shelf software, such as “shrink-wrap” or “click-wrap” software license agreements.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of each of Wyatt Geist and Nate Grawey, after reasonable inquiry.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of each of the executive officers of Buyer, after reasonable inquiry

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means, with respect to Seller or Buyer, as the case may be, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such party, or (b) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such party operates; (iii) changes in financial, banking or securities markets in general; (iv) any natural or man-made disasters or acts of God; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any epidemics, pandemics, or disease outbreaks or any worsening thereof; (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party; (viii) any changes in applicable Laws or accounting rules, including GAAP; (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (x) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such party compared to other participants in the industries in which such party operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.07(a)(i).

“Milestone” has the meaning set forth in Section 2.05(d).

“Milestone Date” has the meaning set forth in Section 2.05(d).

“Milestone Issuance” has the meaning set forth in Section 2.05(d).

“Monthly Sales Reports has the meaning set forth in Section 2.05(g).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Products” means the sacroiliac fusion products known as the SImmetry and SImmetry+ systems, which (for clarification) may be offered or sold under substantially similar names (e.g. SImmetry Plus).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business that directly competes with the development, manufacture or sale of the Products; provided, however, that Restricted Business shall not include the development, manufacture or sale of pedicle screws and screws and 3D printed screws for use in the S2 and S1 AI space.

“Restricted Period” has the meaning set forth in Section 6.06(a).

“Securities” means all of shares of Common Stock issuable to Seller pursuant to Section 2.05.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means all U.S. or foreign federal, state, or local taxes, including income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means anywhere in the world.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer’s Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange, (or any successors to any of the foregoing).

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b) all Contracts (including all sales orders and purchase orders) listed on Section 2.01(b) of the Seller Disclosure Schedules (collectively, the “Assigned Contracts”);

(c) all Business IP Assets;

(d) the instrumentation, tools and equipment used in connection with the Products (the “Tangible Personal Property”);

(e) all Permits held by Seller relating to or necessary for the manufacture, sale or distribution of the Products, including all reports, documents, claims, permits and notices required to be filed with, maintained for or furnished to the Food and Drug Administration by Seller with respect to the Products, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Seller Disclosure Schedules, to the extent they are assignable;

(f) all rights to any Actions of any nature available to or being pursued by Seller to the extent arising from or related to the operation of the Business or any of the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes);

(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists including contact information, customer purchasing histories, price lists, distribution lists, supplier lists including contact information, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Business IP Assets and the Intellectual Property Agreements, in each case of, or maintained by Seller that are required for, related to, arising from, or used or held for use in connection with any of the Assumed Liabilities or the Purchased Assets, but excluding any such items to the extent (i) they are included in or related to any Excluded Assets or Excluded Liabilities or (ii) any Law prohibits their transfer (“Books and Records”);

(j) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds to the extent related to any of the Purchased Assets and/or the Assumed Liabilities that relate to the pre-Closing period and are eligible for coverage under Seller’s occurrence-based insurance policies in effect at Closing, in each case received or receivable; provided, for the avoidance of doubt, that this Section 2.01(j) shall not convey any of Seller’s insurance policies to Purchaser; and

(k) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, and the bank accounts of Seller;

(b) all accounts receivable as of the Closing Date;

(c) all Contracts that are not Assigned Contracts, as listed on Section 2.02(c) of the Seller Disclosure Schedules (the “Excluded Contracts”);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files other than personnel files for Seller employees that are hired by Buyer upon Closing, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e) refunds or credits (or rights thereto) relating to Taxes attributable to Seller with respect to any Tax period (or portion thereof) ending prior to the Closing Date;

(f) books and records to the extent relating to any of the Excluded Assets or Excluded Liabilities;

(g) all Benefit Plans and assets attributable thereto;

(h) all insurance policies or any rights under insurance policies, except for those specified in Section 2.01(j);

(i) the assets, properties and rights of Seller that do not relate to the Business, the Products, or the Business IP Assets, or are otherwise specifically set forth on Section 2.02(i) of the Seller Disclosure Schedules;

(j) all pre-Closing communications of Seller relating to this Agreement, any Ancillary Documents and the transactions contemplated hereby and thereby, and any such communications between Seller and its legal counsel shall be deemed to be attorney-client privileged; and

(k) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents or any other Contract, document or instrument executed and delivered by Seller pursuant to this Agreement.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(b) those Liabilities of Seller set forth on Section 2.03(b) of the Seller Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for: (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.12; or (iii) any other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities with respect to any accounts payable of Seller existing as of the Closing Date unless specifically set forth in Section 2.03(b) of the Seller Disclosure Schedules;

(e) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the pre-Closing operation of the Business or the Purchased Assets to the extent such Action relates to such pre-Closing operation;

(f) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards, or other related product defects of any products manufactured or sold or any service performed by Seller prior to the Closing;

(g) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller prior to the Closing;

(h) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(i) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(j) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that: (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; and (ii) did not arise in the ordinary course of business;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts;

(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price; Payment of Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be (i) $750,000 (the “Closing Cash Payment”), plus (ii) 473,533 shares (the “Initial Shares”) of Buyer’s Common Stock, which constitutes six percent (6%) of Buyer’s issued and outstanding Common Stock on the Closing Date, plus (iii) the Milestone Shares set forth in Section 2.05(d) below, if any, plus (iv) the Deferred Cash Consideration set forth in Section 2.05(e), plus (v) the Deferred Exercise Consideration set forth in Section 2.05(f) below ((i)-(v) collectively, the “Purchase Price”), plus the assumption of the Assumed Liabilities.

(b) The Closing Cash Payment shall be paid as provided in Section 3.02(b).

(c) The Initial Shares issued as set forth in Section 2.05(a)(ii) shall be subject to a lien in favor of Buyer for a period of twelve (12) months following the Closing for the purpose of securing the potential indemnification obligations of Seller which may arise after the Closing pursuant to ARTICLE VIII of this Agreement, inclusive of the payment obligations of Seller as set forth in Section 8.06(b) (such Initial Shares being referred to as the “Pledged Shares” for so long as subject to the lien in favor of Buyer as referenced herein).

(d) Following the Closing and upon Buyer achieving one or more of the milestones set forth below (each, a “Milestone” and, collectively, the “Milestones”) at any time during the three-year period following the Closing (the “Earnout Period”), Buyer shall issue Seller additional shares of Common Stock with respect to each Milestone as follows:

(i) upon the Product known as SImmetry+ (or SImmetry Plus or similar name) receiving 510(k) or similar approval from the U.S. Food and Drug Administration (the “FDA”), Buyer shall issue Seller an additional 236,767 shares of Common Stock;

(ii) upon Buyer having $1 million in aggregate sales of the Products after the Closing, Buyer shall issue Seller an additional 276,228 shares of Common Stock;

(iii) upon Buyer achieving $10 million in aggregate sales of the Products after the Closing, Buyer shall issue Seller an additional 276,228 shares of Common Stock; and

(iv) upon Buyer achieving $20 million in aggregate sales of the Products after the Closing, Buyer shall issue Seller an additional 314,900 shares of Common Stock.

For clarification, references to the aggregate sales of the “Products” as used in this Section 2.05(d) and elsewhere in connection with the calculation of the Purchase Price shall include (A) any sales by Buyer or any Affiliate of Buyer, as well as Buyer’s successors and assigns, and (B) sales of all or any parts of a Product’s system, including but not limited to sales of a decortication system (individually or as part of a Product), as well as any subsequently developed or successor products that are improved or modified versions of a Product (or any part of the system thereof) or substantially utilize the intellectual property that comprises any Product (or any party of the system thereof).

Any issuance due under this Section 2.05(d) (each a “Milestone Issuance”) shall be made by Buyer no later than forty five (45) days after the end of the month in which the applicable Milestone has been achieved (each such issuance date being hereinafter referred to as the “Milestone Date”).

(e) In addition, Buyer shall pay Seller as additional deferred consideration, an amount of cash equal to: (i) fifteen percent (15%) of the aggregate sales of all Products during the one-year period following the Closing Date, and (ii) ten percent (10%) of the aggregate sales of all Products during the four-year period commencing on the first anniversary of the Closing Date (such payments, the “Deferred Cash Consideration”). The Deferred Cash Consideration payable pursuant to this Section 2.05(e) shall in no event exceed $5,000,000. Any Deferred Cash Consideration payments pursuant to this Section 2.05(e) will be paid quarterly within forty-five (45) days after the end of each applicable quarter.

(f) In addition to the above, Buyer shall pay Seller Deferred Compensation Payments (as defined below) subject to the following terms:

(i) In the event that during the Deferred Compensation Period any of the Closing Date Warrants are exercised (the date of such exercise being the “Exercise Date”), then Buyer shall pay Seller a Deferred Exercise Payment in cash.

(ii) Each “Deferred Exercise Payment” shall be equal to the product of the following:

(1)	the Maximum Deferred Compensation Amount multiplied by

(2)	the Exercise Warrant Product multiplied by

(3)	the Milestone Product.

(iii) In the event that during the Deferred Compensation Period, Seller receives or is entitled to receive a Milestone Issuance and has previously received (or entitled to receive) any Deferred Exercise Payment, Seller shall also be entitled to receive an additional cash payment equal to the incremental additional amount(s) that Seller would have been entitled to receive for the previously paid Deferred Exercise Payment(s) had such subsequently issued Milestone Issued Shares been included in the calculation of such Deferred Exercise Payment(s) (the “Deferred Milestone Payments”).

(iv) Each Deferred Exercise Payment shall be paid no later than forty-five (45) days following the end of this month in which such applicable Exercise Date occurs, and each Deferred Milestone Payment shall be paid no later than 45 days after the applicable Milestone Date.

(v) The total amount of all Deferred Compensation Payments shall not exceed the Maximum Deferred Compensation Amount.

(vi) As used herein:

(A) “Assigned Warrant Share Value” shall equal to the 10-day volume-weighted average per share price (“VWAP”) of Buyer’s Common Stock ending the date prior to the date of this Agreement, which the Parties estimate to be $1.078 as of July 31, 2025.

(B) “Closing Date Warrants” shall refer to the 24,928,526 warrants of Buyer issued and outstanding at Closing which can be exercised to obtain the capital stock of Buyer.

(C) “Deferred Compensation Payments” shall refer to the sum of all Deferred Exercise Payments and Deferred Milestone Payments.

(D) “Deferred Compensation Period” shall be the period commencing on the Closing Date and continuing until the date that all Closing Date Warrants have either expired, been terminated or been exercised.

(E) “Exercise Warrant Product” shall be equal to the number of shares of Buyer common stock issued as a result of the exercise of any Closing Date Warrants on the Exercise Date divided by the Maximum Warrant Shares.

(F) “Maximum Deferred Compensation Amount” shall be equal to the number of Maximum Warrant Shares multiplied by the Assigned Warrant Share Value, which the Parties estimate to be $1,283,474, multiplied by 19.99% (5,956,010 shares x $1.078 x 19.99%) as of July 31, 2025.

(G) “Maximum Warrant Shares” shall be the number of shares of Buyer’s Common Stock (on a fully diluted basis) issuable upon the exercise of all Closing Date Warrants at Closing, which the Parties estimate to be 5,956,010 shares of Buyer’s Common Stock.

(H) “Maximum Milestone Shares” shall be the maximum number of shares of Buyer Common Stock that Seller may earn during the Earnout Period pursuant to Section 2.05 of this Agreement, which the Parties estimate to be 1,104,122 shares of Buyer Common Stock.

(I) The “Milestone Issued Shares” shall equal all shares of Common Stock issued or issuable to Seller (or its assigns) during the Earnout Period in connection with a Milestone Issuance pursuant to Section 2.05 of this Agreement.

(J) The “Milestone Product” shall equal the product of (A) the Initial Shares plus the number of Milestone Issued Shares, the sum of which is divided by (B) the sum of the Initial Shares plus the Maximum Milestone Shares.

(g) In order to assist with the calculation of the amounts due pursuant to this Section 2.05, Buyer shall prepare an internally generated unaudited monthly report to Seller of the estimated aggregate sales of the Products during the Earnout Period (the “Monthly Sales Reports”) based on Buyer’s sales and financial records maintained in good faith and in the ordinary course of Buyer’s business. Each Monthly Report shall be delivered no later than thirty (30) days after the end of the month for which the aggregate sales of the Products have occurred. At the request of Seller, Buyer shall provide additional data and records utilized by Buyer in its calculation of the aggregated sales of the Products and preparation of the Monthly Sales Reports, as reasonably requested by Seller. In the event there is a dispute as to the calculation of the aggregate sales of the Products, the Parties will work in good faith to resolve such dispute. In the event that the dispute is not resolved by the Parties, the Parties shall retain a mutually agreed upon independent accounting firm (the “Independent Accountant”) to calculate the Product aggregate sales during the disputed period, whose calculations will be binding on both Parties. The costs for such Independent Accountant shall be (i) paid by Buyer in the event that the actual aggregate sales are more than 105% of the aggregate sales reported by Buyer during the disputed period, or (ii) paid by Seller in the event the aggregate sales are equal to or less than 105% of the aggregate sales reported by Buyer during the disputed period.

Section 2.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller on or before November 15, 2025. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the delivery of such Allocation Schedule, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such Independent Accountant shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.08 Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at 10:00 AM EDT, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale and assignment and assumption agreement in form and substance reasonably satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii) [reserved];

(iii) one or more assignments in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Business IP Assets to Buyer;

(iv) a certificate duly executed by the Secretary (or equivalent officer) of Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) each Employment Agreement, duly executed by the employee party thereto;

(vi) copies of each approval, consent and waiver listed on Section 3.02(a)(vi) of the Seller Disclosure Schedules;

(vii) a Stock Pledge Agreement in the form mutually agreed upon by both Parties to grant a security interest in the Pledged Shares, as set forth in Section 2.05(c) of this Agreement (the “Stock Pledge Agreement”);

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(ix) release of any Encumbrance listed on Section 4.08 of the Seller Disclosure Schedules; and

(x) evidence of the consummation of that certain asset purchase transaction by and between SIMPL Medical, LLC and Buyer relating to the Magnum intellectual property and products (the “SIMPL Acquisition”).

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Cash Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Initial Shares accompanied by a stock power (subject to the Stock Pledge Agreement);

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Employment Agreements, duly executed by Buyer;

(v) copies of each approval, consent and waiver listed on Section 3.02(b)(v) of the Buyer Disclosure Schedules;

(vi) a certificate duly executed by the Secretary (or equivalent officer) of Buyer, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(vii) evidence of the consummation of the SIMPL Acquisition.

ARTICLE IV
Representations and warranties OF SELLER

Except as set forth in the correspondingly numbered Section of the Seller Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof (unless a certain statement is expressly made as of a specific date in which case it shall only be true and correct as of such specific date).

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Seller Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, or reasonably be expected to result in, any Material Adverse Effect on Seller.

Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, in each case, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting enforcement of creditors’ rights generally or other principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03(c) of the Seller Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit included in the Purchased Assets; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets; except in the cases of clauses (b), (c) and (d) where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have, in the aggregate, a Material Adverse Effect.

Section 4.04 Financial Statements. Section 4.04 of the Seller Disclosure Schedules sets forth copies of (i) the internally prepared unaudited financial statements, consisting of the balance sheet of Seller as at December 31st in each of the years 2024 and 2023 and the related statements of profit and loss for the years then ended (the “Annual Financial Statements”), and (ii) the internally prepared unaudited balance sheet of Seller as of June 30, 2025 and the related statement of profit and loss for the six (6)-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared on an accrual basis, in accordance with accounting principles consistently applied throughout the period involved. The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared. The balance sheet of Seller as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of June 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 4.05 Undisclosed Liabilities. Seller has no material Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those that have arisen or been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (c) Liabilities under Material Contracts which arose in the ordinary course of business (none of which result from any default, breach of Contract, breach of warranty, or tort, infringement, or violation of Law).

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, and except as set forth on Section 4.06 of the Seller Disclosure Schedules, there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice of the Business, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business, or disposition of obsolete equipment in the ordinary course of business;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(f) transfer or assignment of or grant of any license or sublicense under or with respect to any Business IP Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(g) abandonment or lapse of or failure to maintain in full force and effect any material Business IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Business IP Assets;

(h) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i) acceleration or material modification to a Material Contract, or termination or cancellation of any Contract that would be a Material Contract if it was entered into as of the date hereof;

(j) material capital expenditures which would constitute an Assumed Liability;

(k) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(n) agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Seller Disclosure Schedules lists each of the following Contracts (excluding, for the avoidance of doubt, sales and purchase orders, but including any Contracts pursuant to which sales or purchase orders are received or submitted) (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, in effect as of the date hereof (such Contracts, together with all Leases listed in Section 4.10(a) of the Seller Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.11(b) of the Seller Disclosure Schedules, being “Material Contracts”):

(i) all Contracts for the furnishing or receipt of products or services by Seller, in each case involving consideration to or by Seller in excess of $15,000 in any twelve-month period and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that relate to the acquisition or disposition by Seller of (a) any of the assets of Seller for consideration in excess of $5,000, or (b) any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v) all employment agreements (excluding any offer letters in the ordinary course of business consistent with past practices that are terminable at will) and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) all Contracts with any Governmental Authority (“Government Contracts”);

(viii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all joint venture, partnership or similar Contracts;

(x) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xi) all powers of attorney with respect to the Business or any Purchased Asset;

(xii) all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xiii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is in full force and effect in accordance with its terms, and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by Seller, or to Seller’s Knowledge, by any other party to any such Material Contract, under any Material Contract or result in a termination thereof. Complete and correct copies of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Seller Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice with respect to amounts that are not delinquent;

(d) zoning ordinances and any recorded easements, rights of way, and other similar encumbrances affecting the Leased Real Property which do not, individually or in the aggregate, materially impair (or would not reasonably be expected to impair) the use or operation of such Leased Real Property as presently used as of the Closing Date; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

Section 4.09 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not, individually, material in nature or cost. Except as disclosed on Section 4.09 of the Seller Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.10 Real Property.

(a) Seller does not currently own and has never owned any real property.

(b) Section 4.10(b) of the Seller Disclosure Schedules sets forth each parcel of real property leased by Seller and used in the Business (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each written Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default that would impose any liability on Buyer, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that, with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Seller Disclosure Schedules contains a correct, current and complete list of: (i) all Business IP Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all material unregistered Trademarks included in the Business IP Assets; (iii) all proprietary Software included in the Business IP Assets; and (iv) all other material Business IP Assets.

(b) Section 4.11(b) of the Seller Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Business IP Asset; and (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge any other party thereto, is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under or any intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Business IP Registrations, record, owner of all right, title and interest in and to the Business IP Assets, and has the valid and enforceable written license to use all other Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Business IP Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as currently conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor: (i) acknowledges Seller’s exclusive ownership of all Business IP Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such written Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Business IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Business IP Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, the Business IP Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Business IP Assets are valid and enforceable, and all Business IP Registrations are subsisting and in full force and effect. Seller has taken all commercially reasonable steps to maintain and enforce the Business IP Assets and to preserve the confidentiality of all Trade Secrets included in the Business IP Assets. All required filings and fees related to the Business IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) The conduct of the Business as currently and formerly conducted, including the use of the Business IP Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of Seller have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Business IP Assets.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by Seller in the conduct of the Business of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Business IP Assets or, to the Knowledge of Seller, any Licensed Intellectual Property; or (iii) by Seller or, to the Knowledge of Seller, by the owner of any Licensed Intellectual Property, alleging any infringement, misappropriation, or other violation by any Person of any Business IP Assets. To the Knowledge of Seller, there are no facts or circumstances currently existing that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or, to the Knowledge of Seller, any prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Business IP Assets or Licensed Intellectual Property.

(h) Section 4.11(h) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”).

(i) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past two years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted in any material disruption in or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) Seller has complied in all material respects with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past two years, Seller has not (i) to the Knowledge of Seller, experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control, or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Section 4.12 of the Seller Disclosure Schedules, all Inventory is owned by Seller free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13 Products. There are no pending, or to the Knowledge of Seller, threatened, claims alleging that the Products are defective or do not perform as advertised by Seller or that any surgical outcomes using any of the Products have failed to meet any applicable medical standards.

Section 4.14 Customers; Suppliers; and Distributors.

(a) Section 4.14(a) of the Seller Disclosure Schedules sets forth with respect to the Business: (i) each doctor who has generated revenue for Seller in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (the “Top Customers”), and the amount of revenue generated by each such Top Customer during such periods; and (ii) the names of any doctors or other potential customers who Seller has contacted, reached out to or had any other communication regarding the potential of future sale of any of the Products (the “Prospective Customers”). Seller has not received any notice, and has no reason to believe, that any of the Top Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Seller Disclosure Schedules sets forth with respect to the Business each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Top Suppliers”), and the amount of purchases from each such Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Top Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c) Section 4.14(c) of the Seller Disclosure Schedules sets forth with respect to the Business (i) the names of each current distributor of the Products, and (ii) the names of each potential distributor of the Products the Seller has contacted, reached out to or had any other communication regarding the potential of future distribution or sale of any of the Products.

Section 4.15 Insurance. Section 4.15 of the Seller Disclosure Schedules sets forth: (a) a true and complete list of all current insurance policies or binders maintained by Seller and under which any of the Purchased Assets or the Business are insured (collectively, the “Insurance Policies”); and (b) a list of all pending claims against such Insurance Policies and the claims history for Seller since February 27, 2023. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed. Seller has not received any written notice of cancellation of, material increase in premiums with respect to, or material reduction in the scope of coverage under, any of the Insurance Policies (except for ordinary rate changes). All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All of the Insurance Policies are valid and binding policies, in full force and effect and enforceable in accordance with their terms. Seller is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are for such amounts as are sufficient for compliance with all applicable Laws and all Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Seller Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller: (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities that has had, or could reasonably be expected to have, a Material Adverse Effect; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Seller Disclosure Schedules, Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) Seller has obtained all material Permits that are required to conduct the Business as currently conducted (the “Material Permits”). Each Material Permit held by Seller is valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Seller Disclosure Schedules lists all current Material Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Material Permits. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit.

Section 4.18 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently, and have been, in compliance with all applicable Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any Environmental Notice or Environmental Claim, and there are no pending or, to the Knowledge of Seller, threatened Environmental Claims against Seller with respect to the Business or the Purchased Assets.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Seller Disclosure Schedules) required for the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect. To the Knowledge of Seller, no condition, event or circumstance exists that would reasonably be expected to prevent or impede the transferability of the Environmental Permits, and Seller has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets, caused by Seller or, to the Knowledge of Seller, any other Person. Seller has not received an Environmental Notice that any Leased Real Property, or any real property formerly operated or leased in connection with the Business, has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by Seller.

(d) Seller has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning capital expenditures by Seller required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Seller Disclosure Schedules contains a list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Seller Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer copies of each of the following to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(d) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(e) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.20 Employment Matters. Except as set forth on Section 4.20 of the Seller Disclosure Schedules, Seller is, and has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of Seller, including such Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 4.21 Taxes.

(a) All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.22 Related Party Transactions. Except as set forth on Section 4.22 of the Seller Disclosure Schedules, Seller is not a party to any Contract or other arrangements with any of its directors, executive officers, or equity holders (or any of such Person’s immediate family members or Affiliates), nor does any director, executive officer, or equity holder of Seller or, to the Knowledge of Seller, any immediate family members or Affiliates thereof, have a financial interest or ownership interest in any Purchased Asset.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.24 Securities Law Matters.

(a) Own Account. Seller acknowledges and understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law, and Seller is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Seller’s right to sell the Securities pursuant to a registration statement covering the resale by Seller of the Securities, or otherwise in compliance with applicable federal and state securities laws). For the avoidance of doubt, the foregoing representations and warranties shall not prohibit Seller from distributing all or any portion of the Securities to its stockholders.

(b) Status. Seller represents that it is either: (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(c) Experience. Seller has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of owning the Securities to be received by it pursuant to this Agreement. Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(d) Access to Information. Seller acknowledges that it has been afforded: (i) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable Seller to evaluate its investment in the Securities; and (ii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in the Securities.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Seller Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, with respect to the matters set forth in this ARTICLE IV, and Seller disclaims any other representations and warranties, express or implied, whether by Seller or any other Person.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof, except as set forth in the SEC Reports (as defined below).

Section 5.01 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in any Material Adverse Effect on Buyer. Buyer does not have any direct or indirect subsidiaries.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, in each case, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting enforcement of creditors’ rights generally or other principles of equity affecting the availability of specific performance and other equitable remedies .

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) subject to the Required Approvals, conflict with or result in a violation or breach of any material provision of any Law or Governmental Order applicable to Buyer; (c) except as set forth in Section 5.04 below or in Section 5.03(c) of the Buyer Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party; or (d) result in the creation of any Encumbrance upon any of the properties or assets of Buyer; except in the cases of clauses (b), (c) and (d) such as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Filings, Consents and Approvals. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement, other than: (a) the filings required pursuant to this Agreement; (b) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Securities for trading thereon in the time and manner required thereby; (c) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”); and (d) except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have, in the aggregate, a Material Adverse Effect.

Section 5.05 Issuance of Securities. The Securities are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than restrictions on transfer provided for in this Agreement. Buyer has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

Section 5.06 Capitalization. The authorized capital stock of Buyer, consists of: 20,000,000 shares of preferred stock, of which 290,613 shares are issued and outstanding as of the date hereof, and 130,000,000 shares of Common Stock, of which 7,892,222 shares are issued and outstanding as of the date hereof. Section 5.06 of the Buyer Disclosure Schedules provides further detail of Buyer’s capital stock as of the date hereof, including the number of shares of Common Stock into which the issued and outstanding shares of preferred stock are convertible, all outstanding awards made under Buyer’s equity incentive plans, and all outstanding warrants to purchase shares of Buyer’s capital stock. Except as specifically set forth in Section 5.06 of the Buyer Disclosure Schedules, there are no other equity securities of Buyer outstanding, and there are no outstanding rights for the purchase, subscription, exchange, or issuance of any securities of Buyer. No shares of Buyer’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Buyer. Buyer’s certificate of incorporation and bylaws on file on the SEC’s EDGAR website are true and correct copies of Buyer’s certificate of incorporation and by-laws as in effect as of the Closing Date. Buyer is not in violation of any provision of its certificate of incorporation or by-laws.

Section 5.07 SEC Reports; Financial Statements. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Buyer was required by Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Buyer has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of Buyer as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.08 Material Changes; Undisclosed Events, Liabilities or Developments. Since the financial statements as of March 31, 2025 included within the SEC Reports, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (b) Buyer has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (c) Buyer has not altered its method of accounting, (d) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Buyer stock option plans. Buyer does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Buyer or its business, prospects, properties, operations, assets or financial condition that would be required to be disclosed by Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made. Except for ordinary course accounts payable and as set forth on Section 5.08 of the Buyer Disclosure Schedules, Buyer has no outstanding loans.

Section 5.09 Legal Proceedings. There are no Actions pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its properties that has had, or could reasonably be expected to have, a Material Adverse Effect. To the Knowledge of Buyer, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Neither Buyer nor, to Buyer’s Knowledge, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of Buyer, there is not pending or contemplated, any investigation by the Commission involving Buyer or any current or former director or officer of Buyer. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Buyer under the Exchange Act or the Securities Act.

Section 5.10 Compliance. Buyer (a) is not in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by Buyer under), nor has Buyer received notice of a claim that it is in material default under or that it is in violation of, any material indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is not in violation of any judgment, decree, or order of any court, arbitrator or other Governmental Authority, or (c) is not, and has not been at any time in the last three (3) years, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety, and employment and labor matters, except in the case of (b) and (c) as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in its SEC Reports, Buyer is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof. Except as set forth in its SEC Reports, Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in its SEC Reports, Buyer has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and designed such disclosure controls and procedures to ensure that information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Except as disclosed in the SEC Reports, Buyer’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Buyer as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, and other than as set forth in the SEC Reports, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of Buyer that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of Buyer.

Section 5.12 Brokers. Except for CMD Global, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.13 Private Placement. Assuming the accuracy of Seller’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by Buyer to Seller as contemplated hereby. The issuance and sale of the Securities hereunder do not contravene the rules and regulations of the Trading Market.

Section 5.14 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to Buyer’s Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has Buyer received any notification that the Commission is contemplating terminating such registration. Buyer has not, in the 12 months preceding the date hereof (or such shorter period if applicable), received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. Except as set forth on Section 5.14 of the Buyer Disclosure Schedules, Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Buyer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 5.15 Application of Takeover Protections. Buyer and the board of directors of Buyer have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Buyer’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Seller as a result of Seller and Buyer fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Buyer’s issuance of the Securities and Seller’s ownership of the Securities.

Section 5.16 Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement and the Ancillary Documents, Buyer confirms that neither it nor any other Person acting on its behalf has provided Seller or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. Buyer understands and confirms that Seller will rely on the foregoing representation in effecting transactions in securities of Buyer..

Section 5.17 No Integrated Offering. Assuming the accuracy of Seller’s representations and warranties set forth in this Agreement, neither Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by Buyer for purposes of (a) the Securities Act which would require the registration of any such securities under the Securities Act, or (b) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Buyer are listed or designated.

Section 5.18 No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Buyer participating in the transaction hereunder, any beneficial owner of 20% or more of Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of sale (each, a “Covered Person” and, together, “Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Buyer has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Seller a copy of any disclosures provided thereunder.

Section 5.19 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall: (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization and operations, and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) use commercially reasonable efforts to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f) perform all of its obligations under all Assigned Contracts;

(g) maintain the Books and Records in accordance with past practice;

(h) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall: (a) afford Buyer and its Representatives access to and the right to inspect all of the Purchased Assets including the Books and Records, Contracts and other documents and data related to the Business; and (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request.

Section 6.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all proprietary or confidential information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) was independently developed by Seller or its Affiliates after the Closing without any use of confidential information. In the event that after the Closing, Seller or any of its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller will (i) provide Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such information, (ii) cooperate with Buyer in attempting to obtain such order or assurance, and (iii) disclose only that portion of such information which Seller is legally required to disclose.

Section 6.06 Non-Competition.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist any other Person in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Buyer in connection with the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with Buyer in connection with the Business, to terminate or modify any such actual or prospective relationship with Buyer. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) Seller acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Seller acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07 Audit. From and after the execution of this Agreement, Seller shall, and shall cause its applicable officers, directors, employees and accounting firm to, reasonably cooperate with Buyer in the preparation of audited financial statements of the Business for the 2024 fiscal year and reviewed financial statements of the Business for first and second fiscal quarters of 2025 as required under the Exchange Act, including, without limitation, providing access to any and all necessary financial or other books and records of Seller. Seller shall pay or reimburse Buyer for up to 50% of the fees and expenses of Buyer’s auditor in preparing the above audit, not to exceed a maximum reimbursement of $60,000, less $37,745.00, which reimbursement shall be paid by an offset against any amounts due and owing under Deferred Cash Compensation pursuant to Section 2.05(e).

Section 6.08 Post-Closing Access to Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.11 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable generated after the Closing Date or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.13 Business IP Registrations. Seller shall provide Buyer with true and complete copies of all material file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Business IP Registrations that are in Seller’s possession as of the Closing.

Section 6.14 Integration. Buyer shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 6.15 Securities Laws Disclosure. Buyer shall file a Current Report on Form 8-K with the Commission within the time required by the Exchange Act, disclosing the material terms of the transactions contemplated by the Agreement and the Ancillary Documents, and attaching as exhibits thereto all required agreements relating to the transactions contemplated hereunder and thereunder, in each case as and to the extent required by the Securities Act and the Exchange Act.

Section 6.16 Reservation of Common Stock. As of the date hereof, Buyer has reserved and Buyer shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling Buyer to issue Securities pursuant to Section 2.05 of this Agreement.

Section 6.17 Waiver. Concurrently with the Closing, Seller hereby waives any and all rights it may have against any employee or consultant of Seller that either obtains employment with Buyer or enters into a consulting, independent contractor or similar agreement with Buyer at or following the Closing, with respect to any non-compete or non-solicitation restrictions or similar obligations that such employees, consultants or independent contractors may have entered into with Seller or be bound by.

Section 6.18 Listing of Common Stock. Concurrently with the Closing, Buyer shall submit a listing of additional shares form with the Trading Market with respect to all the Securities. Buyer further agrees, if Buyer applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Securities,. For so long as Buyer maintains a listing or quotation of the Common Stock on a Trading Market, Buyer agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of any fees the Company is required to make to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

Section 6.19 Lockup. Except as set forth in the Stock Pledge Agreement, Seller shall not, so long as the Initial Shares are pledged pursuant to the Stock Pledge Agreement, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Initial Shares or any rights thereto (the “Restricted Buyer Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Buyer Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the Restricted Buyer Shares.

Section 6.20 Form D; Blue Sky Filings. Buyer agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of Seller. Buyer shall take such action as Buyer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to Seller at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Seller.

Section 6.21 Registration Rights.

(a) Registration Statement. Within seventy-five (75) days following Seller’s written request (a “Registration Request”), Buyer shall prepare and file with the Commission a registration statement which seeks to cover the resale of all of the Securities that may be issued pursuant to this Agreement ("Registration Statement"). It is expressly agreed and understood that if the Commission rejects the registration of any unissued Milestone Shares (the “Rejected Securities”), then Buyer shall only be required to register any issued Securities as of the date of the filing of such Registration Statement; provided, however, in such event, Seller shall have customary “piggyback” registration rights, permitting Seller to include the Rejected Securities in any registration statement filed by Buyer during the Effectiveness Period, in each case to the extent as may be permitted by Law. Seller shall only be entitled to one Registration Request, which may only be sent by Seller after at least one of the Milestones has been achieved. The Registration Statement shall be filed on Form S-1 or Form S-3 if applicable, or any successor forms thereto. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to Seller at least five (5) Business Days prior to its filing or other submission, and Buyer shall incorporate all reasonable comments provided by Seller or its counsel.

(b) Expenses. Except as otherwise expressly provided herein, Buyer will pay all fees and expenses incident to the performance of or compliance with this Section 6.21, including all fees and expenses associated with effecting the registration of the Securities, including all filing and printing fees, and Buyer’s counsel and accounting fees and expenses, costs associated with clearing the Securities for sale under applicable state securities laws and listing fees.

(c) Effectiveness. Buyer shall use its best efforts to have the Registration Statement declared effective as soon as practicable after filing thereof but in no event later than the date that is one hundred twenty (120) days following the date of the Registration Request. Buyer shall notify Seller by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after the Registration Statement is declared effective and shall simultaneously provide Seller with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(d) Buyer Obligations. Buyer will use its reasonable best efforts to effect the registration of the Securities in accordance with the terms hereof, and pursuant thereto Buyer will, as expeditiously as possible:

(i) use its commercially reasonable efforts to cause the Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the first date on which all Securities either may be sold without restriction, including volume or manner-of-sale restrictions, pursuant to Rule 144 or have been sold by Seller (the “Effectiveness Period”) and advise Seller in writing when the Effectiveness Period has expired;

(ii) prepare and file with the Commission such amendments and post-effective amendments and supplements to the Registration Statement and the prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period, and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Securities covered thereby;

(iii) provide copies to and permit counsel designated by Seller to review all amendments and supplements to the Registration Statement no fewer than three (3) Business Days prior to its filing with the Commission and not file any document to which such counsel reasonably objects;

(iv) furnish to Seller and its legal counsel, without charge, (i) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by Buyer (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of Buyer to the Commission or the staff of the Commission, and each item of correspondence from the Commission or the staff of the Commission, in each case relating to the Registration Statement (other than any portion of any thereof which contains information for which Buyer has sought confidential treatment), and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as Seller may reasonably request in order to facilitate the disposition of the Securities that are covered by the related Registration Statement;

(v) immediately notify Seller of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus or for additional information;

(vi) use its commercially reasonable efforts to (a) prevent the issuance of any stop order or other suspension of effectiveness with respect to the Registration Statement and, (b) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment and notify Buyer of the issuance of any such order and the resolution thereof, or its receipt of notice of the initiation or threat of any proceeding for such purpose;

(vii) prior to any public offering of the Securities, use its commercially reasonable efforts to register or qualify or cooperate with Seller and its counsel in connection with the registration or qualification of such Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by Seller and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of Seller covered by the Registration Statement and Buyer shall promptly notify Seller of any notification with respect to the suspension of the registration or qualification of any of such Securities for sale under the securities or blue sky laws of such jurisdictions or its receipt of notice of the initiation or threat of any proceeding for such purpose;

(viii) immediately notify Seller, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement or prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus, in light of the circumstances in which they were made), and promptly prepare, file with the Commission and furnish to such holder a supplement to or an amendment of such Registration Statement or prospectus as may be necessary so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of such prospectus, in light of the circumstances in which they were made);

(ix) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act;

(x) hold in confidence and not make any disclosure of information concerning Seller provided to Buyer unless (a) disclosure of such information is necessary to comply with federal or state securities laws, (b) the disclosure of such information is necessary to complete the Registration Statement or to avoid or correct a misstatement or omission in the Registration Statement, (c) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (d) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement, and upon learning that disclosure of such information concerning Seller is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to Seller and allow Seller, at Seller’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information;

(xi) promptly make available for inspection by Seller, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by Seller, all financial and other records, pertinent corporate documents, and properties of Buyer, and cause Buyer’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; and

(xii) take all other reasonable actions necessary to expedite and facilitate disposition by Seller of all Securities pursuant to the Registration Statement.

Section 6.22 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Seller Disclosure Schedules and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03 of the Buyer Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(e) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(g) Buyer shall have entered into a Consulting Agreement with each of Brian Ranft and John Souza on terms and conditions acceptable to Buyer.

(h) Buyer shall have entered into a Master Facility and Services Agreement with Wheelhouse Medical Device & Design Consulting, Inc. and John Souza on terms and conditions acceptable to Buyer.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents, and such other documents and deliveries set forth in Section 3.02(b).

(e) Buyer shall have issued the Initial Shares set forth in Section 2.05(a)(ii) which Initial Shares shall be held by Buyer pursuant to the Stock Pledge Agreement.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03(a), Section 4.08, Section 4.21, Section 4.23, Section 5.01, Section 5.02, Section 5.03(a), Section 5.05, Section 5.06, and Section 5.12 (collectively, the “Fundamental Representations”) shall survive until ninety (90) days following the expiration of the applicable statute of limitations (giving effect to any extensions thereof), and (ii) Section 4.11 shall survive shall remain in full force and effect until the date that is 24 months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing only for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the Stock Pledge Agreement, as of the date such representation or warranty was made except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e) any actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller expressly for use in connection with the Registration Statement; or

(f) any violation by Seller of, or failure by Seller to comply with, applicable Laws relating to the classification of employees and independent contractors prior to the Closing.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) (1) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) any violation or alleged violation by Buyer of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the Registration Statement; provided, however, Buyer shall not be liable for any Losses under this Section 8.03(d) to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any Seller Indemnitee expressly for use in connection with such Registration Statement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $25,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all Losses in excess of the Basket.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all Losses in excess of the Basket.

(c) The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the value of the Pledged Shares, as calculated in accordance with Section 8.06(b).

(d) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a), Section 8.04(b) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations, respectively.

(e) For purposes of determining the amount of any Losses hereunder and whether any breach of any representation or warranty has occurred, the representations and warranties set forth in this Agreement or in any Ancillary Agreement delivered hereunder will be considered without regard to any materiality qualification set forth therein except, with respect to this Section 8.04(e), the following references shall not be disregarded: (i) the use of the word “Material” as used in the defined terms “Material Contracts” and “Material Adverse Effect,” and (ii) references to “material” or variations thereof in the definition of “Material Adverse Effect.”

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Pledged Shares.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied by Seller, at the election of Seller in its sole and absolute discretion: (i) by conveying to Buyer that number of Pledged Shares having the Share Value (hereinafter defined) equal to the amount of Losses to which such Buyer Indemnitee is entitled, or (ii) payment of such Losses to such Buyer Indemnitee by wire transfer of immediately available funds. The “Share Value” of each Pledged Share shall be equal to the 10-day VWAP ending on the trading date immediately prior to the date such Losses have been finally determined as set forth above. Any Losses payable to a Seller Indemnified Party pursuant to this ARTICLE VIII shall be satisfied from Buyer in accordance with the provisions of this ARTICLE VIII via the wire transfer of immediately available funds. In accordance with the terms and conditions of the Agreement, after the 12-month anniversary of the Closing Date (the “Pledge Termination Date”), Buyer will release and deliver to Seller the balance of any Pledged Shares not previously conveyed to Buyer as set forth herein less (i) (A) the amount that would be reasonably necessary to satisfy all outstanding and unresolved Claims made pursuant to this ARTICLE VIII, divided by (B) the Share Value calculated as of the Pledge Termination Date. Any remaining portion of the Pledged Shares not released on the Pledge Termination Date shall, after payment and satisfaction of any pending Claims, be released to Seller promptly following resolution of such Claims in the same manner as set forth above.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Duty to Mitigate. To the extent required by applicable Law, each Indemnified Party shall take all commercially reasonable steps to mitigate any Loss upon having actual knowledge of any event or circumstance that would reasonably be expected to, or does, give rise to any indemnification rights hereunder; provided, however, that notwithstanding anything herein to the contrary, and except to the extent required by applicable Law, such efforts shall not require such Buyer Indemnitee to commence or initiate any judicial or other Action against any customer, supplier, insurer, or other material business relationship.

Section 8.09 Net Recovery.

(a) The amount of any Loss for which indemnification is provided under Section 8.02 or Section 8.03 shall be net of any amounts actually received by the Buyer Indemnitees or the Seller Indemnitees, as applicable, (i) under insurance policies with respect to such Loss (after deducting therefrom costs and expenses reasonably incurred in pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts directly attributable to such claim) and (ii) from third parties with respect to the matters relating to such Loss (after deducting therefrom the costs and expenses reasonably incurred in pursuing or obtaining such recovery). The Buyer Indemnitees or the Seller Indemnitees, as applicable, shall use commercially reasonable efforts (which shall not include commencing litigation or incurring material out-of-pocket costs or expenses) to pursue recovery for Losses under any available insurance coverage.

(b) In the event an insurance claim or third-party recovery relating to a Loss is pending or has not been filed or the amount of the insurance proceeds or third-party recovery is disputed by the Indemnifying Party at the time such Loss is to be paid by the Indemnifying Party, the Indemnifying Party shall pay the full amount of such Loss, and any insurance proceeds or third-party recovery subsequently received by the Indemnified Party or agreed upon by the Indemnifying Party relating to such Loss (after the deductions set forth above in Section 8.09(a)) shall be paid by such Buyer Indemnitees or the Seller Indemnitees, as applicable, to the Indemnifying Party, up to the amount of the Indemnifying Party’s payment.

Section 8.10 Exclusive Remedy. Except (i) in the case of fraud or criminal or willful misconduct, (ii) for equitable remedies, or (iii) as otherwise provided in Section 10.11, the provisions of this ARTICLE VIII shall be the sole and exclusive remedy of Buyer or Seller for any charge, claim, cause of action or right relating to any breach of any representation, warranty, obligation or covenant contained in or made pursuant to this Agreement.

Section 8.11 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before August 31, 2025 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer;

(d) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(e) by Buyer or Seller if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	SiVantage, Inc. 14502 N Dale Mabry Hwy, Suite 200 Tampa, FL 33618 Attention: Wyatt Geist Email: wgeist@sivantage.net
with a copy (which shall not constitute notice) to:	Brooks, Pierce, McLendon, Humphrey & Leonard, LLP 2000 Renaissance Plaza 230 North Elm Street Greensboro, NC 27401 P.O. Box 26000 (27420) Attention: John M. Cross, Jr. E-mail: jcross@brookspierce.com
If to Buyer:	Tenon Medical 104 Cooper Court Los Gatos, CA 95032 E-mail: Steven Foster Attention: sfoster@tenonmed.com
with a copy (which shall not constitute notice) to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Fl New York, NY 10036 E-mail: Ross Carmel Attention: rcarmel@srfc.law

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided below, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SIVANTAGE, INC.

By:
Name:	Wyatt Geist
Title:	CEO

TENON MEDICAL, INC.

By:
Name:	Steven Foster
Title:	CEO

[Signature Page to Asset Purchase Agreement]